Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

)
In the Matter of	)
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THE CITIZENS BANK OF LOGAN, OHIO	)
LOGAN, OHIO	)	CONSENT ORDER
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	)	FDIC-12-434b
(STATE CHARTERED INSURED	)
NOVEMBER BANK))
)

The Citizens Bank of Logan, Ohio, Logan, Ohio, (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank, and of its right to a hearing on the charges under section 8(b) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b), and having waived those rights, by and through its duly elected and acting Board of Directors (“Board”) entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER (“STIPULATION”) with representatives of the Federal Deposit Insurance Corporation (“FDIC”), dated October 17, 2012, whereby, solely for the purpose of this proceeding and without admitting or denying any charges of unsafe or unsound banking practices relating to weaknesses in asset quality, management, and earnings, the Bank consented to the issuance of a CONSENT ORDER(“ORDER”) by the FDIC.

The FDIC considered the matter and determined to accept the STIPULATION.

Having also determined that the requirements for issuance of an ORDER under 12 U.S.C. § 1818(b) have been satisfied, the FDIC HEREBY ORDERS that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, take the affirmative actions as follows:

MANAGEMENT

1.             (a)     Within sixty (60) days from the effective date of this ORDER, the Bank shall have and retain qualified management. At a minimum, such management shall include a new chief financial officer with proven ability and experience in a bank of comparable size. Management shall be provided the necessary written authority to implement the provisions of this ORDER. The qualifications of management shall be assessed on its ability to:

i.	Comply with the requirements of this ORDER;

ii.	Operate the Bank in a safe and sound manner;

iii.	Comply with applicable laws, rules, and regulations; and

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iv.	Maintain all aspects of the Bank in a safe and sound condition, including capital, asset quality, management effectiveness, earnings, liquidity and sensitivity to market risk.

(b)     During the life of this ORDER, prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall request and obtain the written approval of the Regional Director of the FDIC’s Chicago Regional Office (“Regional Director”). For purposes of this ORDER, “senior executive officer” is defined as in Section 32 of the Act, 12 U.S.C. Section 1831(i), and Section 303.101(b) of the FDIC Rules and Regulations, 12 C.F.R Section 303.101(b).

BOARD PARTICIPATION

2.             (a)     As of the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of Banks of comparable size and in accordance with applicable law and regulation. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; deposit account

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overdrafts to any classified loan relationship, new, past due, renewal, insider, charged off, and recovered loans; the adequacy of the Bank’s Allowance for Loan and Lease Losses (“ALLL”); concentrations of credit; investment activity; liquidity; asset/liability management; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews, including management’s responses; and compliance with this ORDER. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b)     Within thirty (30) days from the effective date of this ORDER, the Bank’s Board shall have in place a program that will provide for monitoring of the Bank’s compliance with the ORDER.

(c)     Effective immediately, Board minutes must be enhanced to document the discussion of and actions taken by the Board of Directors at Board meetings, including the names of any dissenting directors.

ADDING MEMBERS TO THE BOARD OF DIRECTORS

3.             Within one-hundred-eighty (180) days from the effective date of this ORDER, the Bank shall add to its Board of Directors two (2) new members who are independent directors and have senior level banking experience. For purposes of this ORDER, a person who is an independent director shall be any

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individual: (a) who is not an officer of the Bank, any subsidiary of the Bank, or any of its affiliated organizations; (b) who does not own more than five (5%) percent of the outstanding shares of the Bank; (c) who is not related by blood or marriage to an officer or director of the Bank or to any shareholder owning more than five (5%) percent of the Bank’s outstanding shares, and who does not otherwise share a common financial interest with such officer, director or shareholder; and (d) who is not indebted to the Bank directly or indirectly by blood, marriage or common financial interest, including the indebtedness of any entity in which the individual has a substantial financial interest in an amount exceeding five (5%) percent of the Bank’s total Tier 1 Leverage capital and allowance for loan and lease losses; or (e) who is deemed to be an independent director for purposes of this ORDER by the Regional Director. The addition of any new Bank directors required by this paragraph may be accomplished, to the extent permissible by state statute or the Bank’s code of regulations or bylaws, by means of appointment or election at a regular or special meeting of the Bank’s shareholders.

POLICY FOR EXPENSE REIMBURSEMENTS

4.             (a)     Within sixty (60) days from the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director for review and comment a written policy covering

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expense reimbursements to its directors, officers, and employees. At a minimum, the policy shall include:

i.	Provisions which specify reasonable limitations for all categories of expenses related to customer entertainment and business development;

ii.	Provisions which require complete documentation of all expenses related to customer entertainment and business development prior to Bank reimbursement. At a minimum, the Bank shall require the submission of original receipt(s)or photocopies thereof, identification of the person(s) entertained, and the business purpose of the expense; and

iii.	Provisions which prohibit the reimbursement of personal expenses of the Bank’s directors, officers, and employees.

(b)     While this ORDER is in effect, the Bank’s Board of Directors shall conduct monthly reviews of all expenses submitted for customer entertainment, business development, and/or any other expense submitted by the Bank’s officers and directors, with the results of the reviews documented in the Board minutes. On a monthly basis, the Bank shall either seek

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reimbursement for any expenses paid which are not in conformance with the policy established pursuant to this paragraph or shall state in the Board minutes the full justification for deviations from the policy.

(c)     Within thirty (30) days from the receipt of any such comments from the Regional Director, and after adoption of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the Board minutes of the Board of Directors’ meeting. Thereafter, the Bank shall implement and follow the plan.

AFFILIATE TRANSACTIONS

5.            (a)     Within ninety (90) days after the Effective Date of this ORDER, the Board shall develop and submit to the Regional Director a written policy to govern the relationship between the Bank and its Holding Company, including extensions of credit thereto, and shall limit the payment of any management, consulting, or other fees or funds of any nature, directly or indirectly, to or for the benefit of the Bank’s Holding Company to only those fees or funds paid in connection with services performed by the Bank’s Holding Company on behalf of or for the benefit of the Bank.

(b)     Within thirty (30) days of receipt of any comments from the Regional Director, the Bank shall incorporate

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any changes required by the Regional Director and thereafter adopt, implement and adhere to the policy.

(c)     Within sixty (60) days of the Effective Date of this ORDER, the Board shall receive training regarding laws and regulations governing transactions with affiliates, Ohio Revised Code Sections 1109.53 through 1109.56 and Sections 23A and 23B of the Federal Reserve Act, 12 U.S.C. Sections 371c and 371c-1. The Board shall submit written certification evidencing this training to the Regional Director within ten (10) days of completion of the training.

FINANCIAL REPORTING AND RECORDKEEPING

6.             The Board shall ensure that it maintains accurate accounting and reporting in accordance with Generally Accepted Accounting Principles and other regulatory guidance, including but not limited to compliance with Ohio Revised Code Sections 1109.53 through 1109.56 and Sections 23A and 23B of the Federal Reserve Act, 12 U.S.C Section 371c and 371c-1, regarding appropriate transactions with affiliates.

CAPITAL

7.             (a)     Within one hundred twenty (120) days from the effective date of this ORDER, the Bank shall have and maintain its level of Tier 1 capital as a percentage of its total assets (“Tier 1 Leverage capital ratio”) at a minimum of eight and one-half (8.5%) percent and its level of qualifying total capital as

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a percentage of risk-weighted assets (“total risk based capital ratio”) at a minimum of eleven and one-half (11.5%) percent. For purposes of this ORDER, Tier 1 capital, qualifying total capital, total assets, and risk-weighted assets shall be calculated in accordance with Part 325 of the FDIC Rules and Regulations (Part 325), 12 C.F.R. Part 325. If such capital ratios are less than the percentages required by this ORDER, as determined as of the date of any Report of Condition and Income or at an examination or visitation by the FDIC, the Bank shall, within thirty (30) days, restore the Bank’s Tier 1 capital and total capital to the minimums prescribed by this ORDER.

(b)     Within sixty (60) days of the effective date of this ORDER, the Bank shall develop a capital plan to ensure compliance with subparagraph 7(a) above, and submit a copy of said plan to the Regional Director for review and comment. Within thirty (30) days of receipt of any comments from the Regional Director regarding the plan, the Bank shall incorporate any changes required by the Regional Director and thereafter adopt, implement, and adhere to the plan.

(c)     If, while this ORDER is in effect, the Bank increases capital by the sale of new securities of the Bank, the Board of Directors of the Bank shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held by or controlled by them in

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favor of said plan. Should the implementation of the plan involve public distribution of Bank securities, including a distribution limited only to the Bank’s existing shareholders, the Bank shall prepare detailed offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan and, in any event, not less than twenty (20) days prior to the dissemination of such materials, the materials used in the sale of the securities shall be submitted to the FDIC’s Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429, for review. Any changes requested to be made in the materials by the FDIC shall be made prior to their dissemination.

(d)     In complying with the provisions of subparagraph 7(d) above, the Bank shall provide to any subscriber and/or purchaser of Bank securities written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) calendar days of the date any material

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development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber of the Bank’s original offering materials.

(e)     Should the Bank be unable to reach the required capital levels within the time frames specified in subparagraph 7(a) above, or be unable to maintain those levels, then within thirty (30) days of receipt of written direction from the Regional Director, the Bank shall immediately develop, adopt, and implement a written plan to sell or merge itself into another federally-insured financial institution or to otherwise provide for a sufficient capital investment into the Bank to meet the required capital levels. A copy of the plan required by this paragraph shall be submitted to, and determined to be acceptable by, the Regional Director.

PROHIBITION OF ADDITIONAL LOANS TO CLASSIFIED BORROWERS

8.             (a)     As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified “Loss” in the Joint Report of Examination dated February 21, 2012 (“ROE”) or any subsequent visitations or examinations conducted by the FDIC or the Division of Financial Institutions for the State of Ohio (“Division”), so long as such

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credit remains uncollected, except with the prior written consent of the FDIC following receipt of a written detailed explanation as to why the extension is in the best interests of the Bank: (a)in order to preserve the collateral interests of the Bank or (b)otherwise in the best interests of the Bank as determined by the Board of Directors.

(b)     As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified “Substandard” or “Doubtful” in the ROE or within any subsequent visitations or examinations conducted by the FDIC or the Division, so long as such loan or extension of credit remains classified, unless the extension of credit does not, in aggregate, exceed $50,000 and the Board of Directors provides to the Regional Director, a written, detailed explanation of why the extension is in the best interests of the Bank.

(c)     As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been listed for Special Mention in the ROE or within any subsequent visitations or examinations conducted by the FDIC or the Division, so long as such loan or extension of credit remains listed for Special Mention, unless the Board of

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Directors provides to the Regional Director, a written, detailed explanation of why the extension is in the best interests of the Bank.

REDUCTION OF DELINQUENCIES AND CLASSIFIED ASSETS

9.             (a)     As of the effective date of this ORDER, the Bank shall charge off from is books and records any asset classified as “Loss” in the ROE, and in any subsequent visitations or examinations conducted by the FDIC or the Division.

(b)     Within sixty (60) days from the effective date of this ORDER, the Bank shall adopt, initiate, and adhere to, a written plan to reduce the Bank’s risk position in each asset in excess of $250,000 which is more than ninety (90) days delinquent or classified “Substandard” or “Doubtful” in the ROE. The plan shall include, but not be limited to, provisions which:

i.	Prohibit an extension of credit for the payment of interest, unless the Board of Directors provides, a written, detailed explanation of why the extension is in the best interest of the Bank;

ii.	Provide for thorough review of the current financial condition of each delinquent or classified borrower, including a review of borrower cash flow, source(s) of repayment, current ability to repay, identification of

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alternative repayment sources, current value and accessibility of pledged or assigned assets, and the ability of the Bank to enhance its collateral, position;

iii.	Delineate areas of responsibility for loan officers;

iv.	Establish dollar levels to which the Bank shall reduce delinquencies and classified assets within six (6) and twelve (12) months from the effective date of this ORDER; and

v.	Provide for the submission of monthly written progress reports to the Bank’s Board of Directors for review and notation in Board meeting minutes.

(c)     As used in this paragraph, “reduce” means to: (1) collect; (2) charge off; (3) sell; or (4) improve the quality of such assets so as to warrant removal of any adverse classification by the FDIC or the Division.

(d)     A copy of the plan required by this paragraph shall be submitted to the Regional Director.

(e)     While this ORDER remains in effect, the plan shall be revised to include assets greater than $250,000 which become more than ninety (90) days delinquent after the effective date of this ORDER or are adversely classified at any subsequent

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visitations or examinations conducted by the FDIC or the Division.

SPECIAL MENTION LOANS

10.           Within sixty (60) days from the effective date of this ORDER, the Bank shall take all steps necessary to correct and fully address all Special Mention loan deficiencies noted in the ROE.

ALLOWANCE FOR LOAN AND LEASE LOSSES

11.           (a)     Prior to submission or publication of all Reports of Condition and Income required by the FDIC after the effective date of this ORDER, the Board of Directors of the Bank shall review the adequacy of the Bank’s ALLL, provide for an adequate ALLL, and accurately report the same. The minutes of the board meeting at which such review is undertaken shall indicate the findings of the review, the amount of increase in the ALLL recommended, if any, and the basis for determination of the amount of ALLL provided. In addition, the ALLL methodology must be enhanced to comply with regulatory and accounting guidance as detailed in the ROE. In making these determinations, the Board of Directors shall consider the Federal Financial Institutions Examination Council (“FFIEC”) Instructions for the Reports of Condition and Income and any analysis of the Bank's ALLL provided by the FDIC or the Division.

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CONCENTRATIONS OF CREDIT

12.           (a)     Within sixty (60) days from the effective date of this ORDER, the Bank will develop, adopt and implement a written plan to reduce the loan concentrations of credit identified in the ROE. In addition, such plan shall also provide for the development of procedures to restrict the creation of new concentrations and shall ensure that commercial unsecured lending does not exceed eighty percent (80.0%) of Tier 1 capital and that total unsecured lending does not exceed one-hundredtwenty-five percent (125.0%) of Tier 1 capital. The Bank must develop comprehensive risk management systems to adequately identify, measure, monitor and control concentrations of credit through a Concentration Risk Management Policy. The written plan shall include, but not be limited to:

i.	Dollar levels to which the Bank shall reduce the concentration; and

ii.	Provision for the submission of monthly written progress reports to the Bank’s Board of Directors for review and notation in the Board minutes.

(b)     A copy of the plan required by this paragraph shall be submitted to the Regional Director upon its adoption.

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DIVIDEND RESTRICTION

13.           As of the effective date of this ORDER, the Bank shall not declare or pay any dividend without the prior written consent of the Regional Director.

PROFIT PLAN AND BUDGET

14.           (a)     Within ninety (90) days from the effective date of this ORDER, the Bank shall develop, adopt, implement, and adhere to a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar years 2012 and 2013. The plans and budgets required by this paragraph shall contain formal goals and strategies, consistent with sound banking practices, to improve the Bank's overall earnings, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b)     The written profit plan shall address, at a minimum:

i.	Realistic and comprehensive budgets;

ii.	A budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

iii.	Identification of major areas in, and means by which, earnings will be improved; and

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iv.	A description of the operating assumptions that form the basis for and adequately support major projected income and expense components.

(c)     During each monthly Board meeting following completion of the profit plans and budgets required by this paragraph, the Bank’s Board of Directors shall evaluate the Bank’s actual performance in relation to the plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the Board minutes.

(d)     A written profit plan and budget shall be prepared for each calendar year during which this ORDER is in effect.

(e)     Copies of the profit plans and budgets required by this paragraph shall be submitted to the Regional Director upon adoption.

CORRECTION OF VIOLATIONS

15.           Within sixty (60) days from the effective date of this ORDER, the Bank shall correct and/or eliminate all violations of law, rule, and regulations identified within the ROE, or provide a written explanation acceptable to the Regional Director as to why a specific violation cannot be corrected or eliminated.

LIQUIDITY PLAN

16.           (a)     Within ninety (90) days from the effective date of this ORDER, the Bank shall develop and submit to the Regional

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Director for review and comment, a written contingency funding plan (“Liquidity Plan”). The Liquidity Plan shall identify sources of liquid assets to meet the Bank’s contingency funding needs over time horizons of one (1) month, two (2) months, and three (3) months. At a minimum, the Liquidity Plan shall be prepared in conformance with the Liquidity Risk Management Guidance found at FIL-84-2008, the Interagency Policy Statement on Funding and Liquidity Risk Management found at FIL-13-2010 and address the items of concern identified and discussed within the ROE.

(b)     Within thirty (30) days from receipt of any comments from the Regional Director, and after revising the Liquidity Plan as necessary, the Bank shall adopt the Liquidity Plan, which adoption shall be recorded in the minutes of the board of directors meeting at which such plan is adopted. Thereafter, the Bank shall implement and adhere to the Liquidity Plan.

(c)     A copy of the Liquidity Plan required by this paragraph shall be submitted to the Regional Director upon its adoption.

INTEREST RATE RISK

17.           (a)     Within ninety (90) days from the effective date of this ORDER, the Bank shall develop and submit to the Regional Director for review and comment, a policy and procedures for

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managing the Bank's sensitivity to interest rate risk (“IRR Policy”), which shall, at a minimum, address the items of concern identified and discussed within the ROE and comply with FFIEC’s Advisory on Interest Rate Risk Management (FIL-2-1020, issued January 6, 2010) and the Joint Agency Policy Statement on Interest Rate Risk (FIL-52-96, issued July 12, 1996).

(b)     Within thirty (30) days from receipt of any comments from the Regional Director, and after revising the IRR Policy as necessary, the Bank shall adopt the IRR Policy, which adoption shall be recorded in the minutes of the Board of Directors' meeting at which such plan is adopted. Thereafter, the Bank shall implement and adhere to the IRR Policy.

INFORMATION TECHNOLOGY (“IT”)

18.           The Bank shall take all steps necessary to fully address all Information Technology (IT) deficiencies noted in the ROE, specifically including the following:

(a)     Within thirty (30) days from the effective date of this ORDER, the Bank shall create a Business Impact Analysis (“BIA”) and prioritize critical business functions. After completion of the BIA, the Business Continuity Plan shall be revised to include procedures for recovering critical business functions.

(b)     Within ninety (90) days from the effective date of this ORDER, the Bank shall test the Disaster Recovery and

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Business Continuity Plan. The results of this test shall be provided to the Board of Directors for review.

(c)     Within thirty (30) days from the date of this ORDER, the Bank shall develop a vendor management program to provide for comprehensive oversight of critical vendors and service providers. The Bank shall allocate sufficient resources to ensure that this program is implemented.

(d)     Within sixty (60) days from the effective date of this ORDER, the Bank shall develop an audit program to provide for comprehensive reviews of information security controls. The audit program shall specifically address the appropriate frequency for all internal and external audits and shall revise standards and procedures as necessary to ensure that the Bank’s responses and commitments can be established within thirty (30) days of audit exit meetings.

NOTIFICATION TO SHAREHOLDER

19.           Following the effective date of this ORDER, the Bank shall send to its shareholder a copy of this ORDER: (1) in conjunction with the Bank’s next shareholder communication; or (2) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting.

PROGRESS REPORTS

20.           Within thirty (30) days from the end of each calendar quarter following the effective date of this ORDER, the Bank

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shall furnish to the Regional Director written progress reports signed by each member of the Bank’s Board, detailing the actions taken to secure compliance with the ORDER and the results thereof.

CLOSING PARAGRAPHS

This ORDER shall be effective upon the date of its issuance by the FDIC.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision has been modified, terminated, suspended, or set aside by the FDIC.

Pursuant to delegated authority.

Dated:        October 23, 2012.

/S/
M. Anthony Lowe
Regional Director
Chicago Regional Office
Federal Deposit Insurance Corporation

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